Exhibit 99.1

AgEagle Aerial Systems Regains Compliance with NYSE American Continued Listing Standards

WICHITA, Kan., November 13, 2024 – AgEagle Aerial Systems Inc. (the “Company”) (NYSE: UAVS), a leading provider of best-in-class unmanned aerial systems (UAS), sensors and software solutions for customers worldwide in the commercial and government verticals, announced today that the Company received a notice from the NYSE American LLC (“NYSE American”) on November 6, 2024, advised that the Company had regained compliance with its continued listing standard set forth in Section 801(h) and Section 803(B(2)(C) of the NYSE American Company Guide. Specifically, the Company now has at least 50% board independence and two independent audit committee members.

About AgEagle Aerial Systems Inc.

Through its three centers of excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack UAS, sensors and software solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

AgEagle Aerial Systems Contacts

Investor Relations:

Email: UAVS@ageagle.com

Media:

Email: media@ageagle.com